EXHIBIT 99.1
MEMORANDUM

To: SPARTA Employees and Stockholders	Date: December 5, 2005

From: Bob Sepucha	Reference: Trade Reinstatement

Subject: End of Suspension of Stock Transactions

     In my memo of November 21, 2005, I informed you of the need to suspend all transactions involving SPARTA stock, including the $5K and pro rata transactions associated with the November 21 stock trade, stock option exercises, sales to and purchases from the SPARTA Profit Sharing Plan, and stock repurchases from terminating employees. As described in my memo, the suspension was necessitated by an extensive investigation into allegations of improper timecard charges by certain employees at one of our Operations.
     At this time, the investigation is close to completion. Based on the results of the investigation to-date and consultations with outside counsel, management believes that while timecard mischarging has occurred, the nature of the timecard mischarges did not constitute an illegal act, and the impact of the timecard mischarges did not have a material effect on the Company’s financial statements. The timecard mischarging, however, does represent a violation of Company policy.
     As a result of these preliminary conclusions, and after consultation with counsel, we believe it appropriate to lift the suspension on stock transactions, effective immediately. Attached to this memorandum are the preliminary unaudited consolidated balance sheet, income statement, and statement of cash flows, and accompanying notes to the consolidated financial statements. This memorandum, and the related financial information, will be furnished to the SEC on Form 8-K. The data included in this financial information are consistent with the operating results discussed in my memorandum dated October 21, “2005 Third Quarter 2005 Report and Stock Price Evaluation”; however, they are not a substitute for the more extensive information required to be included in the Form 10-Q. We expect to file that third quarter Form 10-Q with the SEC on or about December 16.
     Because of the delay in conducting the scheduled November 21, 2005 stock trade, we will provide stockholders with a one-time opportunity to revise previously-submitted offers. Whether or not you previously submitted an offer for the November 21, 2005 trade, you may submit a new or revised offer. The deadline for submitting revised offers to the CBO is 5:00 PM (Pacific time) on Wednesday, December 7, 2005. The revised offer must be sent to the attention of Diane Lavoie (e-mail diane.lavoie@sparta.com, fax (949) 583-2366). Because of the short timetable, we will temporarily relax the requirement to submit original documentation – you may submit revised offers via facsimile or e-mail. However, you must immediately follow up your revised offer with original signed stock transaction requests, including signed and witnessed stock certificates, all of which must be received by Diane no later than Friday, December 9, 2005. We expect that payments for the $5K sales will be made on or about December 14, 2005 (provided all original documentation is received on a timely basis), and that payments for the pro rata sales will be made on or about January 17, 2006.
     With respect to other stock transactions (stock option exercises, sales to and purchases from the SPARTA Profit Sharing Plan, and stock repurchases from terminating employees), we will immediately begin processing transactions that have already been submitted to the CBO. The deadlines referred to in Diane’s all-hands memorandum dated October 25, 2005, “Year-End Schedule for Exercising Options,” remain in place.
     We regret having had to take this course of action with respect to this matter however the seriousness of the allegations compelled us to conduct an extensive and thorough investigation. The consequences of failing to comply with all of our timecard charging policies can be severe, both for the Company and for the individuals involved. It is incumbent on each and every SPARTAN to ensure that they understand, implement and practice such policies – our motto, “Pride in Performance”, demands no less.

SPARTA, Inc.
CONSOLIDATED BALANCE SHEET
(Unaudited)

	September 30	December 31,
	2005	2004
ASSETS
Current Assets
Cash and cash equivalents	$39,494,000	$29,455,000
Receivables, net	51,160,000	51,904,000
Prepaid expenses	1,233,000	926,000
Prepaid income taxes	1,752,000	943,000

Total current assets	93,639,000	83,228,000
Equipment and improvements, net	10,722,000	10,460,000
Intangible assets	1,030,000	26,000
Other assets	2,983,000	2,297,000

Total Assets	$108,374,000	$96,011,000

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accrued compensation	$22,937,000	$17,345,000
Accounts payable and other accrued expenses	6,345,000	10,849,000
Billings in excess of cost	3,788,000	3,731,000
Current portion of subordinated notes payable	2,542,000	2,992,000
Deferred income taxes	2,000,000	2,000,000

Total current liabilities	37,612,000	36,917,000

Subordinated notes payable	6,592,000	7,415,000
Deferred income taxes	952,000	952,000

Commitments and Contingencies (Note G)

Stockholders’ Equity
Common stock, $.01 par value, 25,000,000 shares authorized; 8,170,182 and 7,465,241 shares issued; 5,269,862 and 5,120,836 shares outstanding	82,000	75,000
Additional paid-in capital	94,410,000	73,609,000
Retained earnings	47,778,000	34,710,000
Treasury stock, at cost	(79,052,000)	(57,667,000)

Total stockholders’ equity	63,218,000	50,727,000

Total Liabilities and Stockholders’ Equity	$108,374,000	$96,011,000

The accompanying notes are an integral part of these consolidated financial statements

SPARTA, Inc.
CONSOLIDATED STATEMENT OF INCOME
(Unaudited)

	Three Months ended September 30,		Nine Months ended September, 30
	2005	2004	2005	2004
Sales	$70,543,000	$66,379,000	$206,131,000	$185,852,000

Costs and expenses:
Labor costs and related benefits	38,274,000	31,787,000	109,911,000	91,773,000
Subcontractor costs	18,228,000	22,463,000	54,537,000	59,919,000
Facility costs	4,028,000	3,369,000	11,787,000	9,613,000
Travel and general administrative costs	2,758,000	2,492,000	8,327,000	6,730,000

Total costs and expenses	63,288,000	60,111,000	184,562,000	168,035,000

Income from operations	7,255,000	6,268,000	21,569,000	17,817,000
Interest income	(258,000)	(69,000)	(648,000)	(204,000)
Interest expense	98,000	44,000	316,000	124,000

Income before provision for taxes on income	7,415,000	6,293,000	21,901,000	17,897,000
Provision for taxes on income	2,995,000	2,393,000	8,833,000	6,515,000

Net income	$4,420,000	$3,900,000	$13,068,000	$11,382,000

Basic earnings per share	$0.84	$0.75	$2.50	$2.17

Diluted earnings per share	$0.77	$0.69	$2.28	$2.00

The accompanying notes are an integral part of these consolidated financial statements

SPARTA, Inc.
CONSOLIDATED STATEMENT OF CASH FLOWS
(Unaudited)

	Nine Months ended September 30,
	2005	2004
Cash flows from operating activities:
Net income	$13,068,000	$11,382,000
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,615,000	1,816,000
Loss on sale of equipment	—	11,000
Stock-based compensation	7,337,000	6,666,000
Tax benefit relating to stock plan	3,423,000	2,497,000
Changes in assets and liabilities:
Receivables, net	744,000	(12,593,000)
Prepaid expenses	(307,000)	(443,000)
Prepaid income taxes	(809,000)
Other assets	(686,000)	(173,000)
Accrued compensation	5,591,000	(371,000)
Accounts payable and other accrued expenses	(4,504,000)	1,489,000
Billings in excess of cost	57,000	3,841,000
Income taxes payable or receivable		(2,075,000)

Net cash from operating activities	26,529,000	12,047,000

Cash flows from investing activities:
Purchases of equipment and improvements	(2,380,000)	(2,438,000)
Purchase of assets	(1,500,000)	—
Net cash used for investing activities	(3,880,000)	(2,438,000)

Cash flows from financing activities:
Proceeds from issuance of stock	10,048,000	8,395,000
Cash purchases of treasury stock	(20,256,000)	(16,348,000)
Principal payments on subordinated notes payable	(2,402,000)	(1,827,000)

Net cash used for financing activities	(12,610,000)	(9,780,000)

Net increase (decrease) in cash	10,039,000	(171,000)
Cash and cash equivalents at beginning of period	29,455,000	26,711,000

Cash and cash equivalents at end of period	$39,494,000	$26,540,000

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$306,000	$116,000
Income taxes	$6,225,000	$6,110,000
Non-cash investing and financing activities:
Issuance of subordinated notes payable in connection with purchases of treasury stock	$1,129,000	$4,877,000
Receipt of notes receivable in exchange for exercise of stock options	$1,096,000	$1,194,000
The accompanying notes are an integral part of these consolidated financial statements

Note A – Basis of Presentation
     The accompanying financial information has been prepared in accordance with the instructions to Form 10-Q and therefore does not necessarily include all information and footnotes necessary for a fair presentation of financial position, results of operations and cash flows in conformity with generally accepted accounting principles.
     The Company’s fiscal year is the 52 or 53-week period ending on the Sunday closest to December 31. Fiscal year 2005 comprises the 52-week period ending January 1, 2006, whereas fiscal year 2004 comprised the 53-week period ended January 2, 2005. The third quarter of fiscal 2005 ended October 2, 2005 whereas the corresponding second quarter in fiscal 2004 ended October 3, 2004. The nine month period ended October 2, 2005 was comprised of 39 weeks whereas the corresponding period in fiscal 2004 was comprised of 40 weeks. To aid the reader of the financial statements, the year-end has been presented as December 31, 2004 and the three-month and nine-month period ends have been presented as September 30, 2005 and September 30, 2004.
     In the opinion of management, the unaudited financial information for the three-month and nine-month periods ended September 30, 2005 and September 30, 2004 reflects all adjustments (which include only normal, recurring adjustments) necessary for a fair statement of the results for such periods. Certain reclassifications have been made to the 2004 financial statements to conform to the 2005 presentation.
Note B – Revenue Recognition
     The Company derives substantially all of its revenues from contracts with U.S. Government agencies or from companies who perform work for U.S. Government agencies. Such contracts are accounted for in accordance with the American Institute of Certified Public Accountants Statement of Position No. 81-1, Accounting for Performance of Construction-Type and Production-Type Contracts. Contract costs include direct labor, materials, subcontractors and other direct costs, plus estimated indirect costs such as overhead, research and development, and general and administrative expenses.
     Revenue on cost-type contracts is recognized to the extent of reimbursable costs incurred, plus a proportionate amount of the estimated fee earned. Estimates of fees earned are based on negotiated fee amounts or management’s assessment of the fee amounts that are likely to be earned. Revenue on time and material and fixed price (level of effort) contracts is recognized to the extent of direct labor hours incurred at fixed hourly billing rates, plus the cost of materials or other specified costs. Revenue on firm fixed price contracts is recognized using the percentage of completion method. A portion of the contract revenue, based on contract costs incurred to date compared with total estimated costs at completion (based upon engineering estimates), is recognized as revenue each period.
     Certain contracts include provisions for award or other incentive fees. Such award and incentive fees are recognized when management determines that it is probable that the award or incentive fee, or portion thereof, has been earned. Management’s assessments, which are performed on a contract-by-contract basis, are based on such factors as contract terms, nature of the work to be performed, prior relationship and history with the customer, historical experience with similar types of projects, and current and anticipated performance on the specific contract.
     On occasion, the Company or its customers may seek to modify a contract to accommodate a change in the scope of the work, such as changes in specifications, method or manner of performance, equipment, materials, or period of performance, or to account for customer-caused delays, errors in specifications or design, contract terminations, or other causes of unanticipated additional costs. Such change orders or claims are evaluated according to their characteristics and the circumstances in which they occur, taking into consideration such factors as the probability of recovery, the Company’s experience in negotiating change orders and claims, and the adequacy of documentation substantiating the costs of such change order or claim. Costs attributable to unpriced change orders and claims are accounted for as costs of contract performance in the period in which the costs are incurred, and revenue is recognized to the extent of costs incurred. Revenue in excess of costs attributable to unpriced change orders is recorded when realization is assured beyond a reasonable doubt, based on such circumstances as the Company’s historical experience with the customer or when a bona fide pricing offer has been provided by the customer. Receivables related to unpriced change orders and claims are not material.
     The Company follows these revenue recognition methods because reasonably dependable estimates of the revenue, costs and profits applicable to various stages of a contract can be made. Recognized revenues and profit are subject to revisions as the contract progresses to completion. If the Company does not accurately estimate the resources required or the scope of work to be performed, or does not manage its projects properly within the planned periods of time, or satisfy its obligations under the contracts, then profit may be significantly and negatively affected or losses on existing contracts may need to be recognized. Management reviews contract performance, costs incurred, and estimated costs to completion on a regular basis. Revisions to revenue and profit estimates are reflected in income in the period in which the facts that give rise to the revision become known. Provisions for anticipated losses on contracts are reflected in income in the period in which the loss becomes evident.
     Estimates of allowable contract costs, including estimates of indirect costs are subject to regulation and audit by the government. The Company’s costs have been audited and settled with the government through the fiscal year ended December 31, 2003. For years in which the Company’s costs have not yet been audited and settled, contract revenue and profits have been recorded based on the estimated amounts of expected allowable costs. Although cost disallowances have not historically been significant, the Company may be exposed to variations in profitability, including potential losses, if actual cost disallowances differ materially from these estimates.
Note C – Income Taxes
     Income taxes for interim periods are computed using the estimated annual effective rate method.

Note D – Computation of Earnings Per Share

	Three months ended September 30,		Nine months ended September, 30
	2005	2004	2005	2004
Basic EPS
Net income	$4,420,000	$3,900,000	$13,068,000	$11,382,000

Weighted average shares outstanding	5,287,193	5,200,637	5,222,297	5,236,082
Per share amounts	$0.84	$0.75	$2.50	$2.17

Diluted EPS
Net income	$4,420,000	$3,900,000	$13,068,000	$11,382,000

Weighted average shares outstanding	5,287,193	5,200,637	5,222,297	5,236,082
Stock options	461,942	413,219	485,980	419,981
Restricted stock	28,441	27,840	28,441	27,840

	5,777,576	5,641,696	5,736,718	5,683,903
Per share amounts	$0.77	$0.69	$2.28	$2.00

     Computation of earnings per share for the three and nine month periods ended September 30, 2004 has been revised to correct the calculation.
Note E – Accounting for Stock-Based Compensation
     The Company accounts for employee stock-based compensation in accordance with the intrinsic value method described in Accounting Principles Board Opinion No. 25 (APB 25) and related interpretations. Had compensation expense for these plans been determined in accordance with the fair value method described in Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation” (SFAS 123), the Company’s net income and net income per share would have been adjusted to the pro forma amounts in the following table. Pro forma net income for the three and nine month periods ended September 30, 2004 has been revised to correct the calculation.

	Three months ended September 30,		Nine months ended September 30,
	2005	2004	2005	2004
Net income
As reported	$4,420,000	$3,900,000	$13,068,000	$11,382,000
Add after-tax stock-based compensation expense included in determining net income	872,000	653,000	2,136,000	1,313,000
Deduct after-tax stock-based compensation expense as if the fair value method had been used	(829,000)	(725,000)	(2,080,000)	(1,558,000)

Pro forma net income	$4,463,000	$3,828,000	$13,124,000	$11,137,000

Basic EPS
As reported	$0.84	$0.75	$2.50	$2.17
Pro forma	0.84	0.74	2.51	2.13
Diluted EPS
As reported	0.77	0.69	2.28	2.00
Pro forma	0.78	0.69	2.32	2.00
Note F – Stockholders’ Equity
     For the nine months ended September 30, 2005, proceeds from the issuance of common stock, primarily as the result of exercises of stock options, totaled $10.0 million. The exercise of stock options results in expected tax benefits, reflected as a reduction of taxes currently payable, of $3.4 million and $2.5 million for the nine months ended September 30, 2005 and 2004, respectively. However, the tax benefits are not treated as a reduction of income tax expense for financial reporting purposes, but are included in additional paid in capital. In addition, the Company repurchased a total of 555,911 common shares at their current fair value totaling approximately $21.4 million. Of this total, the Company repurchased $20.3 million for cash, and $1.1 million by delivery of promissory notes. The promissory notes provide for principal payments over periods ranging from two to five years, plus interest at the lesser of the prime rate, the Federal Reserve discount rate (4.75% at September 30, 2005) or 10%.
     Treasury stock is shown at cost, and consisted of 2,900,316 shares and 2,344,405 shares of common stock at September 30, 2005 and December 31, 2004, respectively. Repurchase of outstanding stock by the Company in exercise of its right of repurchase upon termination of employment (as defined) are made at estimated fair value. In connection with its right to repurchase the stockholdings of individuals who terminate their association with the Company, the Company recognized stock compensation expense of $1,041,000 and $717,000 for the nine months ended September 30, 2005 and 2004, respectively. The stock price is calculated quarterly by the Company using a formula approved by the Board of Directors (which the Company believes estimates fair value). The stock price formula is evaluated annually by reference to discounted cash flow analysis, market multiple analysis, comparable transaction analysis and other financial valuation techniques.
     During the third quarter of 2005, the Company announced a voluntary stock repurchase program with an expiration date of August 22, 2005. Total funds committed to this repurchase program aggregated $3,456,000, of which $967,000 (23,618 shares) were expended in August 2005, with the balance (60,769 shares) expended in October 2005. All shares were repurchased at the fair value of the stock on the applicable purchase date.

     Certain employees are eligible to participate in a program whereby they may exercise certain stock options by delivery of a note payable to the Company. The notes are full recourse, are secured by the underlying shares of common stock, bear interest at prime plus 0.5%, and are repaid through payroll deductions over a period of less than one year. At September 30, 2005 and December 31, 2004, the outstanding balances of these notes were $878,000 and $618,000, respectively, and are included as a reduction of additional paid-in capital.
Note G – Commitments and Contingencies
     The Company has no material investigations, claims, or lawsuits arising out of its business, nor any known to be pending. The Company is subject to certain legal proceedings and claims that arise in the ordinary course of its business. In the opinion of management, the ultimate outcome of such matters will not have a material impact on the Company’s financial position, results of operations or cash flows.
     During 2004, the U.S. government terminated for its convenience several task orders on one contract. The contract value of the terminated task orders totaled approximately $22 million; however, approximately $9 million of the total termination amount was incurred prior to the effective date of the termination. As of December 31, 2004, the Company had accounts receivable totaling approximately $2.1 million for revenues earned on the terminated task orders. These revenues were earned prior to the effective date of the termination. As of September 30, 2005, the Company has received payment for all revenues earned on the terminated task orders. The termination did not have a material effect on the Company’s financial condition or results of operations.
Note H – Recent Accounting Pronouncements
     In December, 2004, the FASB issued Statement of Financial Accounting Standards No. 123(R) [SFAS 123(R)], Share Based Payments. SFAS 123(R) replaces SFAS 123, Accounting for Stock-Based Compensation, and supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees, and its related implementation guidance. SFAS 123(R) requires that the compensation cost related to all share-based payment transactions (including employee stock options) be recognized in the financial statements. Share-based compensation costs must be measured based on the fair value of the equity or liability instruments issued. The Company anticipates adopting SFAS 123(R) at the beginning of the first annual reporting period beginning after December 15, 2005. The Company has not determined the transition method that will be selected to implement this statement or the impact that adopting this statement will have on the Company’s financial position and/or results of operations.
     In March, 2005, the Securities and Exchange Commission (SEC) issued Staff Accounting Bulletin No. 107 (SAB 107) to provide guidance regarding the interaction between SFAS 123(R) and certain SEC rules and regulations. Key topics covered by SAB 107 include valuation methods including assumptions such as expected volatility and expected term, accounting for the income tax effects of share-based payment arrangements upon adoption of SFAS 123(R) and disclosures in Management’s Discussion and Analysis subsequent to adoption of SFAS 123(R). The Company will apply the relevant interpretations of SAB 107 in conjunction with its adoption of SFAS 123(R). The Company has not determined the impact of this guidance on the Company’s financial position and/or results of operations.
     In May 2005, the FASB issued Statement of Financial Accounting Standards No. 154, Accounting Changes and Error Corrections. SFAS 154 replaces APB Opinion No. 20, Accounting Changes, and FASB Statement No. 3, Reporting Accounting Changes in Interim Financial Statements. This statement applies to all voluntary changes in accounting principle and requires retrospective application of changes in accounting principle to prior periods’ financial statements, unless this would be impracticable. This statement also makes a distinction between “retrospective application” of an accounting principle and the “restatement” of financial statements to reflect the correction of an error. This statement is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The Company does not anticipate that the adoption of SFAS 154 will have a material impact on its financial position, cash flows and results of operations.
Note I – Asset Purchase
     In April 2005, the Company acquired the assets of McAfee Research, a division of McAfee, Inc., for $1.5 million in cash. McAfee Research conducts advanced computer and network security research focused on a variety of different technologies; the acquired assets are complementary to the Company’s existing information assurance business. The purchase price was allocated to tangible and identifiable intangible assets (primarily contract backlog) acquired based on their estimated fair values at the date of acquisition. The fair value of contract backlog was estimated at $1.4 million based on the present value of the expected cash flows resulting from the acquired contracts, and will be amortized over two years.